Exhibit 99.1
Reporting Person:  Lap Chan

Issuer Name and Ticker Symbol:  Polymer Group, Inc. (POLGA.OB)

Date of Event Requiring Statement:   7/01/03

Footnotes

(1) Subsequent to the end of the March 2004 quarter, the United States Bankruptcy Court for the District of South Carolina resolved certain claims against the Issuer in connection with the Debtor's Joint Second Amended and Modified Plan of Reorganization (the "Plan"), approved on January 16, 2003 by the United States Bankruptcy Court for the District of South Carolina (Case No. 02-5773(w)) and approved the issuance of 1,327,177 shares of the Issuer's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and 19,359 shares of the Company's Class C Common Stock, par value $0.01 per share, which were issued on a pro rata basis to holders of the predecessor company's Class 4 general unsecured claims. Of the 1,327,177 shares of Class A Common Stock, an aggregate 897,625 were issued to the Reporting Persons, including 649,604 to MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)"), 226,365 to MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)"), and 21,666 to MatlinPatterson Global Opportunities Partners B, L.P. ("Matlin Partners B," and together with Matlin Partners (Delaware) and Matlin Partners B, "Matlin").

(2) Matlin Partners (Delaware) is the direct beneficial owner of 4,629,464 shares of Class A Common Stock, Matlin Partners (Bermuda) is the direct beneficial owner of 1,613,209 shares of Class A Common Stock and Matlin Partners B is the direct beneficial owner of 154,407 shares of Class A Common Stock. The reporting person is an employee of MatlinPatterson Global Advisers LLC, the investment adviser of Matlin. Although the reporting person does not have voting or investment control of the shares held by Matlin, the reporting person has an indirect pecuniary interest in such shares because he holds an interest in a special limited partner of Matlin, the limited partnership through which he has an indirect investment interest and carried interest in Matlins' investments, including their investments in the Company. The exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of Matlin overall and with respect to their investments in the Company. The reporting person disclaims beneficial ownership of any reported securities except to the extent of his pecuniary interest therein. This filing is a delinquent filing that was not filed due to an administrative oversight.

(3) The holders of Notes (as described below) are entitled at any time before the close of business on December 31, 2007 to convert any or all of the Notes into shares of the Issuer's Class A Common Stock, par value $0.01 per share, at a conversion rate of 137.14286 shares of Class A Common Stock per $1,000 principal amount, subject to adjustment in certain events described in the indenture governing the Notes.

(4) The $1,217,000.00 face value 10% Convertible Subordinated Notes due 2007 which are exercisable for 166,941 shares of Class A Common Stock were acquired as payment in kind interest on $38,119,000 face value 10% Convertible Subordinated Notes (the "Notes") beneficially owned by Matlin Partners (Delaware). $690.28 of the interest due on the Notes has been received by Matlin Partners (Delaware) in cash.

(5) Matlin Partners (Bermuda) owns a 25.8% undivided interest in and to the Notes owned by Matlin Partners (Delaware). The reporting person is an employee of MatlinPatterson Global Advisers LLC, the investment adviser of Matlin. Although the reporting person does not have voting or investment control of the shares held by Matlin, the reporting person has an indirect pecuniary interest in such shares because he holds an interest in a special limited partner of Matlin, the limited partnership through which he has an indirect investment interest and carried interest in Matlins' investments, including their investments in the Company. The exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of Matlin overall and with respect to their investments in the Company. The reporting person disclaims beneficial ownership of any reported securities except to the extent of his pecuniary interest therein This filing is a delinquent filing that was not filed due to an administrative oversight.

(6) The $1,964,000 aggregate principal amount of the Notes, which are currently exercisable for 269,348 shares of Class A Common Stock, were acquired as payment in kind interest on $39,336,000 aggregate principal amount of Notes (the "Existing Convertible Notes") beneficially owned by the Delaware Fund. One hundred eighty-seven dollars and thirty-six cents ($187.36) of the interest due on the Existing Convertible Notes has been received by the Delaware Fund in cash.

(7) The $42,632,842 aggregate principal amount of Notes (including accrued but unpaid interest thereon), which were previously exercisable for 5,846,790 shares of the Issuer's Class A Common Stock were disposed of in exchange for 42,633 shares of 16% Series A Convertible Pay-In-Kind Preferred Stock of the Issuer (the "Preferred Stock") pursuant to an Exchange Agreement dated April 23, 2004 by and among the Issuer, Matlin Partners (Delaware) and Matlin Partners (Bermuda)).

(8) The holders of the Preferred Stock are entitled at any time before the close of business on June 30, 2012, unless previously redeemeed at the option of the Issuer, to convert any or all of the Preferred Stock into shares of the Class A Common Stock at a conversion rate of 137.14286 shares of Class A Common Stock per $1,000 liquidation amount of a share of Preferred Stock, subject to adjustment in certain events described in Certificate of Designations governing the Preferred Stock, which is the equivalent conversion ratio pursuant to which the holders of Notes were able to convert into shares of Class A Common Stock, subject to adjustments for rounding.

(9) Matlin Partners (Delaware) is the direct beneficial owner of 31,617 shares of Preferred Stock and Matlin Partners (Bermuda) is the direct beneficial owner of 11,016 shares of Preferred Stock. The reporting person is an employee of MatlinPatterson Global Advisers LLC, the investment adviser of Matlin. Although the reporting person does not have voting or investment control of the shares held by Matlin, the reporting person has an indirect pecuniary interest in such shares because he holds an interest in a special limited partner of Matlin, the limited partnership through which he has an indirect investment interest and carried interest in Matlins' investments, including their investments in the Company. The exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of Matlin overall and with respect to their investments in the Company. The reporting person disclaims beneficial ownership of any reported securities except to the extent of his pecuniary interest therein. This filing is a delinquent filing that was not filed due to an administrative oversight.